                                   EXHIBIT A

                       COMPUTATION OF EARNINGS PER SHARE

     Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b)(11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant for each of the three years ended December 31, 1994, 1993 and 1992, respectively:

(DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                      1994            1993            1992*
                                                   -----------     -----------     -----------
Primary:
  Net Income (Loss)............................         $567.0          $387.8         $(658.6)
  Adjusted average number of common shares
     outstanding...............................    153,133,492     149,895,685     146,000,822
  Primary earnings (loss) per share............          $3.70           $2.59         $ (4.51)

Fully Diluted:
  Net Income (Loss)............................         $567.0          $387.8         $(658.6)
  Add after-tax interest expense applicable
     to 6.875% Convertible Debentures due
     2003......................................             --             3.4             6.5
                                                   -----------     -----------     -----------
  Adjusted Net Income (Loss)...................         $567.0          $391.2         $(652.1)
  Adjusted average number of shares
     outstanding...............................    153,133,492     151,773,777     149,843,764
  Fully diluted earnings (loss) per share......          $3.70           $2.58         $ (4.35)

     The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to the Note 18, captioned "Preferred Stock Purchase Rights Plan", in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, at page 49.
---------------

     *Restated to reflect the two-for-one split of Registrant's Common Stock distributed on May 4, 1993, effected in the form of a dividend of one share of Common Stock on each share of Common Stock outstanding at the close of business on April 30, 1993.

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